Exhibit 8.4

Our ref: SUS/738686-000001/69372541v1

To:	Galaxy Digital Holdings Ltd. PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

28 January 2022

Dear Sirs

Galaxy Digital Holdings Ltd.

We have acted as counsel as to Cayman Islands law to Galaxy Digital Holdings Ltd. (the "Company") in connection with the Company's registration statement on Form S-4, including all amendments or supplements thereto (the "Form S-4"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended (the "Registration Statement") relating to the registration of the 144,293,039 ordinary shares of US$0.001 par value each in the capital of the Company ("Shares") and 1,647,556 warrants to purchase Shares of the Company.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Registration By Way of Continuation dated 31 July 2018 and the amended and restated memorandum and articles of association of the Company as registered on 31 July 2018 (the "Memorandum and Articles").

1.2	The minutes of the meeting of the board of directors of the Company held on 21 May 2021 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

2.4	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.5	The Company has received money or money's worth in consideration for the issue of the Shares, and none of the Shares were issued for less than par value.

2.6	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The statements made in the Registration Statement under the headings "Certain Cayman Islands Income Tax Considerations - Cayman Islands Tax Considerations" and "Certain Cayman Islands Income Tax Considerations - Under Existing Cayman Islands Laws" are correct in so far as such statements are summaries of or relate to Cayman Islands law.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Shares and express no opinion or observation upon the terms of any such document.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

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